Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

A. Peyton Bush, III, President and Chief Executive Officer
Donna T. Guerra, Chief Financial Officer
504-522-3203

Hibernia Homestead Bancorp, Inc. Reports
Operating Results for the Third Quarter Ended September 30, 2010

New Orleans, Louisiana (November 5, 2010) - Hibernia Homestead Bancorp, Inc.  (the “Company”) (OTCBB: HIBE), the holding company of Hibernia Homestead Bank  (“Hibernia” or the “Bank”), today reported a net loss of $33,000 for the quarter ended September 30, 2010 compared to a net loss of $56,000 for the quarter ended September 30, 2009.  For the nine months ended September 30, 2010, the Company reported a net loss of $72,000 compared to a net loss of $251,000 for the nine months ended September 30, 2009.

A. Peyton Bush, III, President and Chief Executive Officer of the Company and the Bank, stated, “One of our highest priorities is to increase net interest income through growth of our loan portfolio to offset the higher level of overhead associated with Hibernia’s transition to full service banking.  Despite the slow pace of economic recovery we are pleased to have achieved a 27.8% year-to-date increase in net loans while maintaining high asset quality and continuing to diversify the portfolio.  Even though we do not expect significant improvement in local market conditions in the fourth quarter of 2010, we hope to make further progress without compromising the high credit standards that have allowed us to avoid major loan losses in the past.”

Net interest income increased 31.1% to $675,000 for the quarter ended September 30, 2010, from $515,000 for quarter ended September 30, 2009.   Several factors affected net interest income for the period.  Gross interest income was higher due to an increase in loans and a decrease in lower yielding investment securities as a percentage of earning assets.  Interest expense was higher due to an increase in interest bearing deposits partially offset by a

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HIBERNIA HOMESTEAD BANCORP, INC.
325 Carondelet St., New Orleans, LA 70130       Phone (504) 522-3203      Fax (504) 522-3217

Hibernia Homestead Bancorp, Inc., page 2/3

reduction in the average rate paid on certificates of deposit.  During the quarter ended September 30, 2010, we made a provision for loan and lease losses of $28,000, which consisted of an increase in the reserve for impaired loans and an increase in general reserves due to the higher volume of loans outstanding.  Non-interest expense increased 4.3% from $682,000 for the quarter ended September 30, 2009 to $711,000 for the quarter ended September 30, 2010.  The increase in non-interest expense for the quarter ended September 30, 2010 was due primarily to higher occupancy costs along with higher employee salary and benefits expense partially offset by a decrease in advertising and promotions expense.

For the nine months ended September 30, 2010, net interest income increased 34.4% to $1.9 million from $1.4 million for the same period in 2009, primarily due to a $524,000, or 27.9%, increase in interest income.  Non-interest expense for the nine months ended September 30, 2010 increased 7.1% to $2.1 million from $1.9 million for the nine months ended September 30, 2009.  The increase in non-interest expense for the nine months ended September 30, 2010 was due primarily to higher occupancy and data processing expense, an increase in professional fees, Louisiana bank shares tax expense and higher compensation and benefits expense.  For the third quarter and nine months ended September 30, 2010, higher employee compensation and benefits expense reflects costs associated with the Company’s Stock Option Plan and the Recognition and Retention Plan partially offset by lower health insurance expenses.   These increases were partially offset by decreases in general insurance and other operating expenses.

Hibernia Homestead Bancorp’s total consolidated assets at September 30, 2010 were $72.1 million compared to $66.5 million at December 31, 2009.  Net loans increased 27.8% from $45.0 million at December 31, 2009 to $57.5 million at September 30, 2010, reflecting a $4.1 million increase in commercial loans secured by real estate, a $2.4 million increase in commercial and industrial loans, a $4.1 million increase in residential mortgage loans, a $1.7 million increase in residential construction loans and a $153,000 increase in Home Equity Lines of Credit.  The additional loan volume was primarily funded by decreases of $3.9 million in federal funds sold, a $3.1 million decrease in investment securities and an increase in total deposits of $6.5 million.  Total deposits increased 15.2% from $42.6 million at December 31, 2009 to $49.1 million at September 30, 2010.

Nonperforming assets, defined as non-accrual loans, accruing loans past due 90 days or more and foreclosed property, totaled $501,000, or 0.7%, of total assets at September 30, 2010, compared to $315,000, or 0.5%, of total assets at December 31, 2009.

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HIBERNIA HOMESTEAD BANCORP, INC.
325 Carondelet St., New Orleans, LA 70130       Phone (504) 522-3203      Fax (504) 522-3217

Hibernia Homestead Bancorp, Inc., page 3/3

The non-performing assets at September 30, 2010 consist of four loans secured by first mortgages on one-to-four family residential real estate.   Management believes that the allowance for loan and lease losses is sufficient to cover any losses that may be incurred on these loans.  There was no foreclosed property at September 30, 2010 or December 31, 2009.

The Company’s total stockholders’ equity decreased to $22.3 million at September 30, 2010 from $23.4 million at December 31, 2009.  The decrease was due primarily to purchases of treasury stock and shares to fund our Recognition and Retention Plan and, to a lesser extent, our net loss for the nine month period.  During the first nine months of 2010 we repurchased 55,667 shares of the Company’s common stock as treasury stock and purchased 20,000 shares to fund our Recognition and Retention Plan for an aggregate cost of approximately $1.1 million.  Our flexibility to undertake these stock purchases is the result of our strong overall capital position. While total stockholders’ equity decreased, the Company’s book value per share increased from $21.01 at December 31, 2009 to $21.10 at September 30, 2010.  Hibernia Homestead Bank’s regulatory capital levels continue to exceed requirements for well capitalized institutions.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, including, but not limited to, changes in interest rates, changes in demand for loans, deposits and other financial services in the Company's market area, changes in asset quality, adverse effects in the Company’s market area as a result of the recent oil spill in the Gulf of Mexico, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.  We undertake no obligation to update any forward-looking statements.

Hibernia Homestead Bank, the wholly-owned subsidiary of Hibernia Homestead Bancorp, Inc., has served the New Orleans metropolitan area since 1903.   Operating from its main office and two branches, Hibernia Homestead Bank offers loan, deposit and on-line banking services to commercial and individual clients in the New Orleans metropolitan area.   Additional information about Hibernia Homestead Bank is available at www.hibbank.com.

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HIBERNIA HOMESTEAD BANCORP, INC.
325 Carondelet St., New Orleans, LA 70130       Phone (504) 522-3203      Fax (504) 522-3217

Hibernia Homestead Bancorp, Inc. and Subsidiary
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands)
	September 30,	December 31,
	2010	2009
	(Unaudited)
ASSETS

Cash - Non-Interest Bearing	$1,424	$1,067
Cash - Interest Bearing	26	16
Federal Funds Sold	1,300	5,150

TOTAL CASH AND CASH EQUIVALENTS	2,750	6,233

Certificates of Deposit	100	475
Securities - Available For Sale	5,202	8,293
Loans receivable - net	57,490	44,987
Accrued Interest receivable	259	206
Investment in FHLB Stock	171	171
Investment in FNBB Stock	210	210
Prepaid Expenses and Other Assets	330	309
Premises and Equipment, Net	5,032	5,127
Deferred Income Taxes	515	492
TOTAL ASSETS	$72,059	$66,503
LIABILITIES AND EQUITY
LIABILITIES
Deposits	$49,109	$42,640
Advance Payments by Borrowers for Taxes and Insurance	419	386
Accrued Interest Payable	12	2
Accounts Payable and Other Liabilities	204	79
TOTAL LIABILITIES	49,744	43,107

EQUITY
Preferred stock, $.01 par value - 1,000,000 authorized; none issued	-	-
Common stock, $.01 par value - 9,000,000 shares authorized; 1,113,334 issued; 1,057,667 and 1,113,334 shares outstanding at September 30, 2010 and December 31, 2009, respectively	11	11
Additional Paid in Capital	10,431	10,365
Treasury Stock at cost - 55,667 shares at September 30, 2010	(788)	-
Unallocated common stock held by:
Employee Stock Ownership Plan	(828)	(855)
Recognition and Retention Plan	(293)	-
Accumulated Other Comprehensive Income, Net of Tax Effects	112	133
Retained Earnings	13,670	13,742

TOTAL EQUITY	22,315	23,396
TOTAL LIABILITIES AND EQUITY	$72,059	$66,503

Hibernia Homestead Bancorp, Inc. and Subsidiary
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)

Total Interest Income	$848	$649	$2,403	$1,879

Total Interest Expense	173	134	467	439

Net Interest Income	675	515	1,936	1,440

Provision For Loan Losses	28	33	38	48

Net Interest Income After Provision For
Loan Losses	647	482	1,898	1,392

Total Non-Interest Income	31	114	100	172

Total Non-Interest Expenses	711	682	2,082	1,944

Loss Before Income Tax Benefit	(33)	(86)	(84)	(380)

Income Tax Benefit	-	(30)	(12)	(129)

NET LOSS	$(33)	$(56)	$(72)	$(251)

LOSS PER COMMON SHARE
Basic	$(0.03)	$(0.05)	$(0.07)	$(0.23)
Diluted	$(0.03)	$(0.05)	$(0.07)	$(0.23)